Exhibit-(i)

Goodwin Procter LLP Counsellors at Law 901 New York Avenue, NW Washington, DC 20001	T: 202.346.4000 F: 202.346.4444 goodwinprocter.com

October 27, 2011

Meridian Fund, Inc.

60 E. Sir Francis Drake Blvd.

Wood Island, Suite 306

Larkspur, CA 94939

Re:	Meridian Fund, Inc.

Post-Effective Amendment No. 36 to the Registration Statement on Form N-1A

Registration Nos. 2-90949; 811-04014 (the “Registration Statement”)

Ladies and Gentlemen:

We have acted as counsel to Meridian Fund, Inc., a Maryland corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission (“SEC”) of Post-Effective Amendment No. 36 to the Company’s Registration Statement on Form N-1A (the “Post-Effective Amendment”), registering an indefinite number of shares of Meridian Equity Income Fund, Meridian Growth Fund and Meridian Value Fund (collectively, the “Shares”), each a series of the Company, under the Securities Act of 1933, as amended (the “1933 Act”).

You have requested our opinion as to the matters set forth below in connection with the filing of the Post-Effective Amendment. For purposes of rendering the opinion, we have examined the Post-Effective Amendment, the Company’s amended and restated Articles of Incorporation, as supplemented, the Company’s By-laws, and the corporate action of the Company that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion expressed below. We have relied, without independent verification, on a certificate of the Secretary of State of the State of Maryland and a certificate and other inquiries of officers of the Company. We also have assumed that: (i) the Shares of each Fund will be issued and sold at a price per share of not less than the net asset value thereof and that such issuance or sale will be made substantially in conformity with and subject to all of the provisions, terms and conditions set forth in the Company’s current prospectuses and statements of additional information included in the Registration Statement, as amended or supplemented from time to time, and (ii) ownership of all Shares will be duly recorded in the books of the Company or its transfer or similar agent.

Our opinions, as set forth herein, are based on the facts in existence and the laws in effect on the date hereof and are limited to the federal law of the United States and the law of the State of Maryland that, in our experience, generally is applicable to the issuance of shares by entities such as the Company. We express no opinion with respect to any other laws.

Based upon and subject to the foregoing, we are of the opinion that the Shares to be issued pursuant to the Post-Effective Amendment, when issued and paid for upon the terms provided in the Post-Effective Amendment, will be validly issued, fully paid and non-assessable by the Company.

This opinion is rendered solely in connection with the filing of the Post-Effective Amendment and supersedes any previous opinions of this firm in connection with the issuance of the Shares. We hereby consent to the filing of this opinion with the SEC in connection with the Post-Effective Amendment and to the reference to this firm in the statement of additional information that is being filed as part of the Post-Effective Amendment. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ GOODWIN PROCTER LLP

GOODWIN PROCTER LLP

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